Exhibit 99.1

American Education Center Inc. 2 Wall Street, 8th Fl. New York, NY 10005 Tel: 646-780-8118

PRESS RELEASE – FOR RELEASE APRIL 19, 2017

AMERICAN EDUCATION CENTER INC. ANNOUNCES

FISCAL YEAR 2016 FINANCIAL RESULTS

Annual Revenues Grow 51.7%, Net Earnings Increase 183.3%

New York, NY (April 19, 2017) – American Education Center Inc., (“AEC” or the “Company;” OTCQB: AMCT), a publicly reporting, emerging growth company providing educational and career enrichment opportunities for students, teachers, enterprises and educational institutions between China and the United States, and executive training services to enterprise clients in China, announced its financial results of operations for the fiscal year ended December 31, 2016.

Jay F. McKeage, Chief Executive Officer of AEC, commented, “Fiscal year 2016 was a year of solid growth in revenues and earnings at AEC, primarily driven by the increasing range of services we offer to our clients, and our expansion into the China market through our acquisition of AEC Southern in Shenzhen, as previously announced. We continue to push for innovation in our service offerings, and we are actively seeking to add more resources in mainland China to increase the client base for our expanding range of consulting and training services.”

Fiscal year 2016 revenues for the Company were $13.7 million, up 51.7% from $9.0 million in fiscal year 2015. Newly-acquired AEC Southern contributed $6.05 million in revenues in the fourth quarter of 2016. Operating profit in fiscal year 2016 increased 60.0% to $940,000, from $587,000 fiscal year 2015. Net income in fiscal year 2016 was $720,000, or $0.02 per share, a 183.3% rise over $254,000, or $0.01 per share, in fiscal year 2015.

For detailed information regarding the Company’s financial results and results of operations for fiscal year 2016 please refer to the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 17, 2017.

About American Education Center Inc. (OTCQB: AMCT)

AEC’s rapidly growing business provides one-stop comprehensive consulting services for international students, educators, institutions and enterprise executives. The Company’s services include both international education exchange, by providing educational and career enrichment opportunities for students, teachers, and educational institutions between China and the United States, and executive training services in the food industry. The Company currently provides admission, housing and other consulting services to Chinese students wishing to study in the United States. The Company also provides exchange and placement services for qualified United States educators to teach in China. In addition, the Company provides customized training programs and consulting services for executives of enterprise clients in China.

American Education Center Inc. 2 Wall Street, 8th Fl. New York, NY 10005 Tel: 646-780-8118

Contact:

Nancy Qin

(212) 825-0437

f.qin@aec100.com

American Education Center Inc.

2 Wall Street

Floor 8

New York, NY 10005

Disclaimer: This press release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016, on file with the SEC and available on our investor relations website at http://aec100.com/investor_relations.php and on the SEC website at www.sec.gov. All information provided in this release is as of April 19, 2017, and we undertake no duty to update this information unless required by law.

# # #